Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of MTech Acquisition Holdings Inc. on Amendment No. 2 to Form S-4 (File No. 333-228220) of our report, dated March 14, 2019 with respect to our audits of the financial statements of MTech Acquisition Corp. as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and the period from September 27, 2017 (inception) through December 31, 2017, which report includes an explanatory paragraph as to the ability of MTech Acquisition Corp. to continue as a going concern, and which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Independent Auditors” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 18, 2019